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                                   EXHIBIT 99

                                                         [ON logo appears here]

      Everett Tackett, APR                         Donald Colvin/Scott Sullinger
      Public Relations                             Investor Relations
      ON Semiconductor                             ON Semiconductor
      (602) 244-4534                               (602) 244-3437
      everett.tackett@onsemi.com                   scott.sullinger@onsemi.com


              ON SEMICONDUCTOR BOARD ELECTS CHIEF FINANCIAL OFFICER

     Company selects international business pro to fill top finance position

PHOENIX, ARIZ. - MARCH 17, 2003 - ON Semiconductor (Nasdaq: ONNN) today announced that its board of directors has elected Donald Colvin as senior vice president and Chief Financial Officer (CFO) effective April 2, 2003.

   Colvin will replace John T. Kurtzweil, ON Semiconductor's current CFO, upon Kurtzweil's resignation from the company following completion of the year-end financial reporting process.

   Colvin has more than 26 years of experience in managing international finances in the semiconductor industry. He comes to ON Semiconductor from Atmel Corporation, a manufacturer of advanced semiconductors, where he most recently served as vice president of Finance and CFO. Prior to his experience at Atmel, he held various senior financial positions, including CFO with European Silicon Structures (ES2). Colvin also held various financial positions with Motorola Semiconductors Europe earlier in his career. He earned his bachelor's in economics, with honors, and an MBA from the University of Strathclyde, Scotland.

   "As we evolve our strategy from an internal focus to one that emphasizes global market share gain and revenue growth, Donald's extensive experience with international semiconductor finances will provide us with a definitive advantage," said Keith Jackson, ON Semiconductor president and CEO. "The geographic realities of today's global semiconductor market require an in-depth understanding of international business and finance. Donald clearly has this experience and we're excited to welcome him aboard as we continue to make this company's potential a reality."

   In the interim, John Kurtzweil will continue to serve the company to aid in the transition process. Over the past year, Kurtzweil served as ON Semiconductor's senior vice president and CFO. Prior to ON Semiconductor, he was senior vice president of finance and CFO at Read-Rite Corporation, a hard disk drive manufacturer, and held several senior finance positions with other high-tech companies.




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   "We are extremely grateful for John's contributions to this company as we navigated the continued challenge of the marketplace conditions," Jackson said. "We wish him the best in his future endeavors."

About ON Semiconductor

ON Semiconductor (Nasdaq: ONNN) offers an extensive portfolio of power- and data-management semiconductors and standard semiconductor components that address the design needs of today's sophisticated electronic products, appliances and automobiles. For more information visit ON Semiconductor's Web site at http://www.onsemi.com.

                                       # # #

ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its Web site in this news release, such information on the Web site is not to be incorporated herein.